EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

ARAMARK Corporation:

We consent to the use of our report dated November 11, 2002, with respect to the consolidated balance sheet of ARAMARK Corporation and subsidiaries as of September 27, 2002, and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended and the fiscal 2002 schedule supporting such financial statements, all of which were included in the September 27, 2002 annual report (Form 10-K) filed by ARAMARK Corporation under the Securities Exchange Act of 1934, incorporated herein by reference and to the reference to our firm under the heading “Experts”.

Our report dated November 11, 2002 contains an explanatory paragraph which states that the Company has revised the fiscal 2000 and fiscal 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of September 29, 2001, as well as to give effect to the two-for-one merger exchange ratio and the change in the capital stock of the Company on December 14, 2001.

February 21, 2003

Philadelphia, Pennsylvania